AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”), dated as of May 23, 2011, is by and among CMSF Corp., a Delaware corporation (the “Parent”), Plures Acquisition Corp., a Delaware corporation (the “Acquisition Subsidiary”), Plures Technologies, Inc., a Delaware corporation (the “Company”), RENN Universal Growth Investment Trust PLC, a public limited company registered in England and Wales (“RENN Universal”), and RENN Global Entrepreneurs Fund, Inc., a Texas corporation (“RENN Global”) (RENN Global and RENN Universal are collectively referred to as the “RENN Funds”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

This Agreement contemplates a merger of the Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “Merger”), whereby the stockholders of the Company (the “Company Stockholders”) will receive common stock of the Parent in exchange for their capital stock of the Company.

The Parent, the Acquisition Subsidiary, and the Company desire that the Merger qualifies as a “plan of reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and not subject the holders of equity securities of the Company to tax liability under the Code.

The Board of Directors of each of the Parent, the Acquisition Subsidiary and the Company has determined that it is desirable to effect this Merger.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Merger and Additional Transactions

SECTION 1.01.  The Merger.  Upon and subject to the terms and conditions of this Agreement, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below).  From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).  The “Effective Time” shall be the time at which the Certificate of Merger (the “Certificate of Merger”) and other appropriate or required documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) are filed with the Secretary of State of the State of Delaware.  The Merger shall have the effects set forth in the applicable provisions of the DGCL, including Sections 251, 259, 260 and 261 of the DGCL.

SECTION 1.02.     Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Haynes and Boone, LLP at 2505 North Plano Road, Suite 4000, Richardson, Texas 75082, within five business days after the satisfaction or waiver of all conditions and obligations of the Parties to consummate the transactions contemplated hereby (the “Transactions”) (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

SECTION 1.03.  Conversion of Company and Acquisition Subsidiary Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a)  Each share of common stock of the Company, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (each, a “Company Share”) (other than Dissenting Shares (as defined in Section 1.04)), shall be converted into and represent the right to receive (subject to the provisions of Section 1.04) such number of shares of common stock, $0.001 par value per share, of the Parent (“Parent Common Stock”) as is equal to the Common Conversion Ratio (as defined below).

(b)  The “Common Conversion Ratio” shall be .914-for-1. Stockholders of record of the Company as of the Closing Date (the “Indemnifying Stockholders”) shall be entitled to receive immediately 85% of the shares of Parent Common Stock into which their Company Shares were converted pursuant to this Section 1.03 (the “Initial Shares”) pro rata in accordance with their respective holdings of Company Shares immediately prior to the Closing; the remaining 15% of the shares of Parent Common Stock into which their Company Shares were converted pursuant to this Section 1.03, rounded to the nearest whole number (with 0.5 shares rounded upward to the nearest whole number) (the “Holdback Shares”), shall not be issued to the Indemnifying Stockholders at the Closing pursuant to Section 1.03 but shall be reserved for issuance by the Parent in accordance with Section 1.06 and, if and as released from the obligations set forth in Section 1.06, will be issued to the Indemnifying Stockholders pro rata according to their holdings of the Initial Shares as of the Closing.  The Initial Shares and the Holdback Shares shall together be referred to herein as the “Merger Shares.”

(c)  Each issued and outstanding share of common stock, par value $0.001 per share, of the Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d)  At the Effective Time, each Convertible Promissory Note (as defined below) shall be assumed by the Parent and each Convertible Promissory Note (excluding unpaid interest accrued thereon through the Closing Date (as defined in Section 1.02)) shall automatically convert into shares of preferred stock of the Parent, par value $0.001 per share (the “Parent Preferred Stock,” and together with the Parent Common Stock, the “Parent Stock”), at the conversion price as set forth in the Convertible Promissory Notes. For purposes of this Agreement, the “Convertible Promissory Notes” shall collectively mean (i) that certain convertible promissory note issued by the Company on the date hereof to RENN Universal in the original principal amount of $1,500,000; and (ii) that certain convertible promissory note issued by the Company on the date hereof to RENN Global in the original principal amount of $500,000.

SECTION 1.04.       Dissenting Shares.

(a)      For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares by written consent or otherwise in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.  Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock unless such Company Stockholder’s right to appraisal shall have ceased in accordance with Section 262 of the DGCL.  If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.03, and (ii) promptly following the occurrence of such event, the Parent shall deliver to such Company Stockholder a certificate representing 85% of the Merger Shares to which such holder is entitled pursuant to Section 1.03 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall not issue 15% of the Merger Shares to which such holder is entitled pursuant to Section 1.03 (which shares shall be considered Holdback Shares for all purposes of this Agreement).

(b)  The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company.  The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

SECTION 1.05.      Fractional Shares.  No certificates or scrip representing fractional Initial Shares shall be issued to Company Stockholders on the surrender for exchange of certificates that immediately prior to the Effective Time represented Company Shares converted into Merger Shares pursuant to Section 1.03 (“Certificates”) and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Initial Shares that would have otherwise been issued to such Company Stockholders.  In lieu of any fractional Initial Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Share shall, on proper surrender of such person’s Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such Company Stockholder would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each such Company Stockholder shall receive at least one Initial Share.

SECTION 1.06.  Holdback.  At the Effective Time, the Parent shall withhold the Holdback Shares from delivery to the Indemnifying Stockholders in accordance with Section 1.03(b).  Pursuant to Section 7.05 hereof, the Holdback Shares shall be used to offset and shall be reduced, on a dollar-for-dollar basis, by the amount of any Damages incurred by Parent for which Parent is entitled to indemnification pursuant to Section 7.01 hereof (assuming a per share value of $1.90 per Holdback Share).  Pursuant to Section 7.05, the remaining Holdback Shares, after reductions for any such Damages, shall be released to the Indemnifying Stockholders within 10 calendar days after the 18-month anniversary of the Closing Date. The Holdback Shares shall not be subject to any Lien (as defined in Section 2.05), attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the this Agreement.

SECTION 1.07.     Certificate of Incorporation and Bylaws.

(a)  The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

(b)      The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed, except that the name will be changed to “Plures Holdings, Inc.”.

SECTION 1.08.      No Further Rights.  From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

SECTION 1.09.     Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made.  If, after the Effective Time, Certificates are presented to the Parent or the Surviving Corporation, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.03, subject to Section 1.04 and to applicable law in the case of Dissenting Shares.

SECTION 1.10.     Exemption From Registration.  The Parent and the Company intend that the shares of Parent Stock to be issued pursuant to Section 1.03 hereof in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) thereunder.

ARTICLE II

Representations and Warranties of the Company

The Company represents and warrants to the Parent and the RENN Funds that the statements contained in this Article II are true and correct, except as set forth in the disclosure letter provided by the Company to the Parent and the RENN Funds on the date hereof (the “Company Disclosure Letter”).  The Company Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Company Disclosure Letter shall qualify only the corresponding paragraph in this Article II.  For purposes of this Article II, the term “Company” shall include the Company’s ninety-five percent owned subsidiary, Advanced Microsensors Corporation, unless the context indicates otherwise.

SECTION 2.01.  Organization, Standing and Power. The Company is duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction in which it is organized and in which it has a place of business and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the assets, business condition (financial or otherwise), results of operations or future prospects of the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the certificate of incorporation and bylaws of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”).

SECTION 2.02.  Company Subsidiaries; Equity Interests. The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 2.03.  Capital Structure. The Company Shares and the Convertible Promissory Notes are the only outstanding securities of the Company and no shares of capital stock or other securities of the Company are issued, reserved for issuance or outstanding. Section 2.03 of the Company Disclosure Letter sets forth a complete and accurate list of all stockholders of the Company and Advanced Microsensors Corporation indicating the number of Company Shares and shares of Advanced Microsensors Corporation, as applicable, held by each stockholder.  All outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, preemptive right, subscription right or any similar right under any applicable law, the Company Constituent Instruments or any Contract (as defined in Section 2.05) to which the Company is a party or otherwise bound. Except for the Convertible Promissory Notes, there are not any bonds, promissory notes, notes or other Indebtedness (as defined in Section 2.21) of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”). Except as set forth above, or in the Company Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (a) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt (other than the Advanced Microsensors Corporation employee stock option plan, a copy of which is annexed to the Company Disclosure Letter), (b) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company.  There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag along” rights) of any securities of the Company other than as set forth in the Investors’ Rights Agreement (defined in Section 4.01(b)).  All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

SECTION 2.04.     Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by no less than a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger, the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. Without limiting the generality of the foregoing, the Board of Directors of the Company (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.  When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, subject to general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

SECTION 2.05.     No Conflicts; Consents.

(a)      Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any liens, hypothecs, security interests, pledges, mortgages, encumbrances, equities and claims of any kind, voting trusts, trust agreements, shareholder agreements and other encumbrances (collectively, “Liens”), upon any of the properties or assets of the Company under any provision of (i) the Company Constituent Instruments, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2.05(b), any material judgment, order or decree (“Judgment”) or material law applicable to the Company or its properties or assets.

(b)      Except as set forth in the Company Disclosure Letter and except for required filings to the SEC and applicable “blue sky” or state securities commissions, no consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 2.06.      Taxes.

(a)  Except as set forth in the Company Disclosure Letter, the Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid Taxes claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. No tax audit is in process or threatened and the Company has not received a notice of assessment from any tax authority indicating a tax assessment or recalculation of any Taxes in any Tax Return previously filed.

(b)  The Company Financial Statements (as defined in Section 2.16) reflect an adequate reserve for all Taxes, if any, payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending.

(c)  The Company: (i) is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, nor is it a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; and (v) has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)  There are no Liens for Taxes on the assets of the Company. The Company is not bound by any agreement with respect to Taxes.

(e)  For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, provincial, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 2.07.      Benefit Plans.

(a)      For purposes of this Agreement, the following terms shall have the following meanings:

(i)  “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)  “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

(b)  Section 2.07(b) of the Company Disclosure Letter contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any ERISA Affiliate.  Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to the Parent.  Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto.  The Company, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c)  To the knowledge of the Company, there are no legal proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(d)  All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.  Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)  Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)  At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)     Other than vacation pay accrued in the ordinary course of business, there are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.  The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(h)     No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)  Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

(j)  Section 2.07(j) of the Company Disclosure Letter discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the Transactions, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions.  The accruals for vacation, sickness and disability expenses are accounted for in the AMS Financial Statements (as defined in Section 2.16) and are adequate and materially reflect the expenses associated therewith in accordance with GAAP (as defined in Section 2.16).

SECTION 2.08.  Litigation. Except as set forth in the Company Disclosure Letter, there is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened against or affecting the Company or any of its respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, provincial, county, local or foreign), stock market, stock exchange or trading facility (“Action”) that (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Company Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor, to its knowledge, any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal, state or provincial securities laws or a claim of breach of fiduciary duty.

SECTION 2.09.      Brokers; Schedule of Fees and Expenses. Except as set forth on the Company Disclosure Letter, no brokers, finders, consulting or financial advisory fees or commissions will be payable by the Company to any broker, investment banker, financial advisor or other in connection with the Transactions.

SECTION 2.10.      Contracts. Except as disclosed in the Company Disclosure Letter, (a) there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company taken as a whole; and (b) the Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except any defaults which individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.  The Company has delivered or made available to the Parent and the RENN Funds a complete and accurate copy of each Contract listed in the Company Disclosure Letter.  With respect to each Contract so listed: (a) the Contract is legal, valid, binding and enforceable and in full force and effect; and (b) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing except as set forth on the Company Disclosure Letter.

SECTION 2.11.  Title to Properties. Except as set forth in the Company Disclosure Letter, the Company does not own any real or immoveable property. The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those set forth in the Company Disclosure Letter.

SECTION 2.12.  Assets.  The Company owns or leases all tangible assets reasonably necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Except as set forth in the Company Disclosure Letter, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

SECTION 2.13.  Real Property Leases.  Section 2.13 of the Company Disclosure Letter lists all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder.  The Company has delivered or made available to the Parent complete and accurate copies of the leases and subleases listed in the Company Disclosure Letter.  With respect to each lease and sublease listed in the Company Disclosure Letter:

(a)  the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)  the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)       the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease;

(d)  the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)  to the knowledge of the Company, there is no Lien, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company of the property subject thereto.

SECTION 2.14.      Intellectual Property. Except as set forth in the Company Disclosure Letter, the Company owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company.  The Company Disclosure Letter sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company. There are no claims pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. Except as set forth in the Company Disclosure Letter, to the knowledge of the Company, no person is infringing the rights of the Company with respect to any Intellectual Property Right.

SECTION 2.15.  Labor Matters. There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.  To the knowledge of the Company there are no circumstances or facts which could individually or collectively give rise to a material suit based on discrimination of any kind.

SECTION 2.16.  Financial Statements. The Company has delivered to the Parent its unaudited financial statements for the fiscal years ended December 31, 2009 and 2010 (together, the “Company Financial Statements”).  The Company has delivered to the Parent audited financial statements of Advanced MicroSensors, Inc. (“AMS”) (the corporation the assets of which were recently acquired by the Company’s subsidiary, Advanced Microsensors Corporation) for the fiscal year ended April 4, 2010 and its unaudited financial statements for the fiscal year ended April 3, 2011 (the “AMS Financial Statements”).  The Company Financial Statements and AMS Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated. The Company Financial Statements and AMS Financial Statements fairly present in all material respects the financial condition and operating results of the Company and AMS, respectively, as of the dates, and for the periods, indicated therein. The Company does not have any liabilities or obligations (whether known or unknown, whether contingent or absolute, whether liquidated or unliquidated and whether due or to become due) other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2010, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements and AMS Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.  The Company Financial Statements and AMS Financial Statements comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements and AMS Financial Statements in the Parent’s filings with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 2.17.      Accounts Receivable. All accounts receivable of the Company or AMS, as applicable, reflected on the Company’s balance sheet at December 31, 2010 or the balance sheet of AMS at April 3, 2011, as applicable, are valid receivables subject to no setoffs or counterclaims and are current and collectible, net of the applicable reserve for bad debts on the balance sheet. All accounts receivable reflected in the financial or accounting records of the Company or AMS, as applicable, that have arisen since December 31, 2010 or April 3, 2011, respectively, are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount materially proportionate to the reserve shown on the balance sheet.

SECTION 2.18.  Absence of Changes.  Except as disclosed in Company Disclosure Letter, since December 31, 2010, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)  any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Company Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b)      any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c)      any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)      any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e)     any material change to a material Contract by which the Company or any of its assets is bound or subject;

(f)  any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)     any resignation or termination of employment of any officer of the Company;

(h)     any Lien, created by the Company, with respect to any of its properties or assets, except Liens for taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

(i)  any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families;

(j)  any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)     any alteration of the Company’s method of accounting or the identity of its auditors;

(l)      any issuance of equity securities to any officer, director or affiliate (as defined in the Securities Act); or

(m)    except in connection with the Transactions, any arrangement or commitment by the Company to do any of the things described in this Section 2.18.

SECTION 2.19.      Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which the Company is engaged and in the geographic areas where it engages in such business. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s line of business.  Section 2.19 of the Company Disclosure Letter lists each insurance policy to which the Company is a party.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company may not be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies.

SECTION 2.20.      Transactions With Affiliates and Employees. Except as set forth in the Company Disclosure Letter, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real, immoveable, personal or moveable property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 2.21.  Solvency. Based on the consolidated financial condition of the Company as of the Closing Date after giving effect to the assumption by the Parent of the Convertible Promissory Notes, to the Company’s knowledge, (a) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (b) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (c) the anticipated cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company Disclosure Letter will set forth all outstanding secured and unsecured Indebtedness of the Company, or for which the Company has commitments. For the purposes of this Agreement, “Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $10,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others in excess of $10,000, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $10,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth in the Company Disclosure Letter, the Company is not in default with respect to any Indebtedness.

SECTION 2.22.  No Additional Agreements. The Company does not have any agreement or understanding with any Company Stockholder with respect to the Transactions other than as specified in this Agreement.

SECTION 2.23.      Books and Records.  The minute books and other similar records of the Company contain complete and accurate records, in all material respects, of all actions taken at any meetings of the Company’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.  Such minute books and records have been delivered or made available to the Parent and the RENN Funds.

SECTION 2.24.  Compliance with Applicable Laws. Except as disclosed in the Company Disclosure Letter, the Company is in material compliance with all applicable laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, the Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance with any applicable law.

SECTION 2.25.      Investment Company. The Company is not, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 2.26.      Foreign Corrupt Practices. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 2.27.  Sufficiency of Capital Investment.  To the knowledge of the Company, the $2,000,000 in funds provided to the Company pursuant to the conversion of the Convertible Promissory Notes (after all associated expenses of the transactions contemplated by this Agreement) will constitute sufficient equity capital for the Company to operate for a period of at least 18 months in the ordinary course of its business at a nominal growth pace, free from the capital constraints similar to the constraints experienced by the Company during the past several years, and otherwise in a manner contemplated by the Company’s current business plans (but without taking into account any future acquisitions).

SECTION 2.28.  Disclosure.  No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 2.29.     Duty to Make Inquiry.  To the extent that any of the representations or warranties in this Article II are qualified by “knowledge,” the Company represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.
ARTICLE III

Representations and Warranties of the Parent and the Acquisition Subsidiary

Each of the Parent and the Acquisition Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure letter provided by the Parent and the Acquisition Subsidiary to the Company on the date hereof (the “Parent Disclosure Letter”).  The Parent Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Parent Disclosure Schedule shall qualify only the corresponding paragraph in this Article III.

SECTION 3.01.  Organization, Standing and Power. Each of the Parent and the Acquisition Subsidiary is duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the Transactions (a “Parent Material Adverse Effect”). Each of the Parent and the Acquisition Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. The Parent has delivered to the Company true and complete copies of the certificate of incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

SECTION 3.02.  Subsidiaries; Equity Interests. Except for the Acquisition Subsidiary and as set forth in the Parent Disclosure Letter, the Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03.  Capital Structure. The authorized capital stock of the Parent on the date hereof consists of 1,000,000,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock, of which (a) 187,308,795 shares of Parent Common Stock are issued and outstanding (before giving effect to the issuances to be made at Closing), and (b) no shares of Parent Preferred Stock are issued and outstanding (before giving effect to the issuances to be made at Closing). No other shares of capital stock or other securities of the Parent are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the Closing Date and following the Closing Date to the Company Stockholders or the RENN Funds, as applicable, hereunder will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound. There are not any bonds, Promissory Notes, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Parent Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (a) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (b) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent. As of the date of this Agreement, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent. Except for the Investors’ Rights Agreement, the Parent is not a party to any agreement granting any securityholder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such securityholder under the Securities Act. The stockholder list provided to the Company is a current stockholder list generated by the Parent’s stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Parent Stock as at the date of this Agreement.

SECTION 3.04.  Authority; Execution and Delivery; Enforceability. The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement and the Parent of the Investors’ Rights Agreement and the consummation by the Parent and the Acquisition Subsidiary of the Transactions have been duly authorized and approved by all necessary corporate action on the part of the Parent and the Acquisition Subsidiary and the Parent as the sole stockholder thereof, respectively. When executed and delivered, each of this Agreement and the Investors’ Rights Agreement will constitute a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof and thereof, subject to general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.  When executed and delivered, this Agreement will constitute a legal, valid and binding obligation of the Acquisition Subsidiary, enforceable against the Acquisition Subsidiary in accordance with the terms hereof, subject to general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

SECTION 3.05.  No Conflicts; Consents.

(a)  Except as set forth in the Parent Disclosure Letter, the execution and delivery by the Parent of this Agreement and the Investors’ Rights Agreement, does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (ii) subject to the filings and other matters referred to in Section 3.05(b), any material Judgment or material law applicable to the Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)      No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (i) filing with the SEC of reports under Sections 13 and 15 of the Exchange Act, and (ii) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions.

SECTION 3.06.  SEC Documents; Undisclosed Liabilities.

(a)      The Parent has filed all reports, schedules, forms, statements and other documents required to be filed by the Parent with the SEC, pursuant to Sections 13 and 15 of the Exchange Act, as applicable (the “Parent SEC Documents”).

(b)      As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and, except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent as of the dates thereof and the results of operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)  Except as set forth in the filed Parent SEC Documents, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto. Upon delivery, the Parent Disclosure Letter will set forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Parent) due after the date hereof. As of the Closing Date, except for the Convertible Promissory Notes assumed at the Closing, all liabilities of the Parent shall have been paid off and shall in no event remain liabilities of the Parent, the Company, RENN Funds or the Company Stockholders following the Closing.

SECTION 3.07.      Information Supplied. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in any SEC filing of report by the Company contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 3.08.      Absence of Certain Changes or Events. Except as disclosed in the filed Parent SEC Documents or in the Parent Disclosure Letter, since December 31, 2010, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a)      any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b)  any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c)  any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

(d)  any satisfaction or discharge of any Lien or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e)  any material change to a material Contract by which the Parent or any of its assets is bound or subject;

(f)  any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of the Parent (except for the resignation of Steven Crosson at the Closing);

(h)     any Lien, created by the Parent, with respect to any of its properties or assets, except Liens for taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

(i)      any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families;

(j)  any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(k) any alteration of the Parent’s method of accounting or the identity of its auditors;

(l)  any issuance of equity securities to any officer, director or affiliate (as defined in the Securities Act); or

(m)    except in connection with the Transactions, any arrangement or commitment by the Parent to do any of the things described in this Section 3.08.

SECTION 3.09.       Taxes.

(a)  Except as set forth in the Parent Disclosure Letter, the Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)  The most recent financial statements contained in the filed Parent SEC Documents reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending.

(c)  There are no Liens for Taxes on the assets of the Parent. The Parent is not bound by any agreement with respect to Taxes.

SECTION 3.10.  Absence of Benefit Plans. From the date of the most recent audited financial statements included in the filed Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Parent of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Parent. As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

SECTION 3.11.      Litigation. There is no legal proceeding before any court, and no Action before any arbitrator or any governmental authority has been commenced, and no investigation by any Governmental Entity has been threatened, against the Parent, or any of the officers, directors, affiliates or stockholders of the Parent.

SECTION 3.12.      Compliance with Applicable Laws. Except as disclosed in the Parent Disclosure Letter, the Parent is in material compliance with all applicable laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Parent SEC Documents or in the Parent Disclosure Letter, the Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable law. This Section 3.12 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

SECTION 3.13.  Contracts. Except as disclosed in the Parent Disclosure Letter or the Parent SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole. The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.  The Parent Disclosure Letter lists all presently existing material Contracts.

SECTION 3.14.  Title to Properties. The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens other than those set forth in the Parent Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted. The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Parent enjoys peaceful and undisturbed possession under all such material leases.

SECTION 3.15.      Intellectual Property. The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights that are material to the conduct of the business of the Parent taken as a whole. The Parent Disclosure Letter sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Parent taken as a whole. Except as set forth in the Parent Disclosure Letter no claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.

SECTION 3.16.  Labor Matters. There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent.  To the knowledge of the Parent there are no circumstances or facts which could individually or collectively give rise to a suit based on discrimination of any kind.

SECTION 3.17.  Market Makers. The Parent has at least one (1) market maker for the Parent Stock and such market maker has obtained all permits and made all filings necessary in order for such market maker to continue as market maker of the Parent, as identified in the Parent Disclosure Letter.

SECTION 3.18.  Transactions With Affiliates and Employees. Except as set forth in the Parent Disclosure Letter or the Parent SEC Documents, none of the officers or directors of the Parent is presently a party to any transaction with the Parent (other than for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the knowledge of the Parent, any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.19.      Internal Accounting Controls. The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Parent has established disclosure controls and procedures for the Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent is made known to the officers by others within those entities.

SECTION 3.20.      No Additional Agreements. The Parent does not have any agreement or understanding with any of its shareholders with respect to the Transactions other than as specified in this Agreement.

SECTION 3.21.      Investment Company. The Parent is not and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.22.  Certain Registration Matters. Except as specified in the Parent Disclosure Letter and Parent SEC Documents and except as set forth in the Investors’ Rights Agreement, the Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied.

SECTION 3.23.      Listing and Maintenance Requirements. The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Stock on the trading market on which the Parent Stock as currently listed or quoted, to wit, the pink sheets. The issuance of the shares of Parent Common Stock and Parent Preferred Stock under this Agreement do not contravene the rules and regulations of the trading market on which the Parent Stock is currently listed or quoted, and no approval of the stockholders of the Parent is required for the Parent to issue and deliver to the Company Stockholders or the RENN Funds, the shares of Parent Common Stock or the Parent Preferred Stock, as applicable, contemplated by this Agreement.

SECTION 3.24.  No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the Transactions, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Parent or its business, properties, operations or financial condition, that would be required to be disclosed by the Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Parent of its Parent Stock and which has not been publicly announced.

SECTION 3.25.  Foreign Corrupt Practices. Neither the Parent, nor to the Parent’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Parent has, in the course of its actions for, or on behalf of, the Parent (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 3.26.  Disclosure.  No representation or warranty by the Parent herein and no information disclosed in the schedules or exhibits hereto by the Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

        ARTICLE IV

Deliveries

SECTION 4.01.  Deliveries of the RENN Funds.

(a)      Concurrently herewith the RENN Funds are delivering to the Company, the Acquisition Subsidiary and the Parent this Agreement executed by the RENN Funds.

(b)  At or prior to the Closing, the RENN Funds shall deliver to the Parent an executed counterpart signature page to the Investors’ Rights Agreement in the form attached hereto as Exhibit A (the “Investors’ Rights Agreement”).

SECTION 4.02.       Deliveries of the Parent.

(a)      Concurrently herewith, the Parent is delivering to the Acquisition Subsidiary, the RENN Funds and the Company, a copy of this Agreement executed by the Parent.

(b)  At or prior to the Closing, the Parent shall deliver to the Company:

(i)   a certificate from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect;

(ii)      a letter of resignation of Stephen Crosson from all offices he holds with the Parent and as a director of the Parent;

(iii)     letters of resignation of Robert Pearson, Russell Cleveland and Lee Pryor as directors of the Parent;

(iv)    evidence of the election of the persons named on Schedule 4.02(b)(iv) hereto as directors of the Parent effective upon the Closing;

(v)     evidence of the election of the persons named on Schedule 4.02(b)(v) hereto, or such other persons as the Company may select prior to the Closing, as officers of the Parent (as indicated on such Schedule) effective upon the Closing;

(vi)    such pay-off letters and releases relating to liabilities as the Company shall require in order to result in the Parent having no liabilities for borrowed money at Closing and such pay-off letters and releases shall be in form and substance satisfactory to the Company;

(vii)    the results of UCC, judgment lien and tax lien searches with respect to the Parent, the results of which indicate no liens on the assets of the Parent;

(viii)   a transmittal letter to exchange the Certificates representing the Merger Shares for stock certificates of the Parent representing the Initial Shares; and

(ix)  an executed counterpart signature page to the Investors’ Rights Agreement in the form attached hereto as Exhibit A.

(c)  Promptly following the Closing, the Parent shall deliver:

(i)  to each holder of Convertible Promissory Notes, certificates representing its shares of Parent Preferred Stock; and

(ii)     to the Company, a consent letter of the accounting firm of the Parent confirming such firm’s respective consent to the use by the Parent of reports prepared by such firm regarding the financial statements of the Parent in all future registration statements filed with the SEC.

SECTION 4.03.      Deliveries of the Acquisition Subsidiary.

(a)  Concurrently herewith, the Acquisition Subsidiary is delivering to the Parent, the RENN Funds and the Company, a copy of this Agreement executed by the Acquisition Subsidiary.

(b)  At or prior to the Closing, the Acquisition Subsidiary shall deliver to the Company the Certificate of Merger executed by the authorized officer of the Company.

SECTION 4.04.      Deliveries of the Company.

(a)  Concurrently herewith, the Company is delivering to the Parent this Agreement executed by the Company.

(b)  At or prior to the Closing, the Company shall deliver to the Parent:

(i)  a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Company Constituent Instruments and resolutions of the Board of Directors and stockholders of the Company approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect;

(ii)  the Certificate of Merger executed by the authorized officer of the Company;

(iii)  a counterpart signature page to the Investors’ Rights Agreement in the form attached hereto as Exhibit A executed by each Company Stockholder; and

(iv)     an Accredited Investor Representation Statement in the form attached hereto as Exhibit C executed by each Company Stockholder.

ARTICLE V

Conditions to Closing

SECTION 5.01.      Company Conditions Precedent. The obligations of the Company to enter into and complete the Closing are subject, at the option of the Company, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Company in writing.

(a)  Representations and Covenants. The representations and warranties of the Parent contained in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date. The Parent shall have delivered to the Company, a certificate, dated the Closing Date, to the foregoing effect.

(b)      Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order against the Parent in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent.

(c)  No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2010 which has had or is reasonably likely to cause a Parent Material Adverse Effect.

(d)     SEC Reports. The Parent shall have timely filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.

(e)     Deliveries. The deliveries specified in Sections 4.02 and 4.03 shall have been made by the Parent.

(f)     No Suspensions of Trading in Parent Stock; Listing. Trading in the Parent Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement, and the Parent Stock shall have been at all times since such date listed for trading on a trading market.

(g)    Filing of Amended and Restated Certificate of Incorporation.  The Parent shall have filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation (i) effecting a 400 for 1 reverse stock split, (ii) changing the name of Parent to “Plures Technologies, Inc.,” and (iii) setting forth the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions of the Parent Preferred Stock, in the form attached hereto as Exhibit B.

(h)    Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and the Parent, on a fully-diluted basis, shall be as specified in Schedule 5.01(h).

SECTION 5.02.  Parent Conditions Precedent. The obligations of the Parent to enter into and complete the Closing are subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a)  Representations and Covenants. The representations and warranties of the Company contained in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date. The Company shall have delivered to the Parent, if requested, a certificate, dated the Closing Date, to the foregoing effect.
(b)     Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order against the Company or Advanced Microsensors Corporation in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company or Advanced Microsensors Corporation.

(c)     No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2010 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d)     Deliveries. The deliveries specified in Section 4.01 and Section 4.04 shall have been made by the RENN Funds and the Company, respectively.

(e)     Audited Financial Statements and Form 10 Disclosure. The Company shall have provided the Parent and the RENN Funds with copies of its audited financial statements and audited AMS financial statements for the previous two fiscal years and reasonable assurances that the Parent will be able to comply with its obligation to file a current report on Form 8-K no later than four (4) business days following the Closing containing the requisite audited consolidated financial statements of the Company and AMS and the requisite Form 10 disclosure regarding the Company and AMS.

(f)     Dissenting Shares.  Holders of no more than five percent of the Company Stock shall have exercised any appraisal or dissenters’ rights pursuant to the DGCL.

(g)    Stockholder Approval.  This Agreement and the Merger shall have received the approval of at least 50.1% of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger.

(h)    Key Man Insurance.  The Company shall have obtained key man insurance on Glenn Fricano in an amount of at least $1 million.

(i)  Directors and Officers Insurance.  The Company shall have obtained directors and officers insurance for up to $5 million annual aggregate covering the directors and officers of the Company and the Parent as of and following the Closing.

(j)  No Indebtedness or Equity Securities.  Except for the Company Shares and the Convertible Promissory Notes, the Company shall have no securities (equity or otherwise) or indebtedness for borrowed money outstanding at the Closing.

(k)  Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and the Parent, on a fully-diluted basis, shall be as specified in Schedule 5.01(h).

ARTICLE VI

Covenants

SECTION 6.01.  Information Provided to Company Stockholders. In the event that the Company fails to obtain an Accredited Investor Representation Statement from each Company Stockholder in substance reasonably satisfactory to the Parent prior to the Closing Date, the Company shall prepare, with the reasonable cooperation of the Parent, information to be sent to the holders of Company Shares in connection with receiving their approval of the Merger, this Agreement and the Transactions. Such information shall constitute a disclosure of the offer and issuance of the shares of Parent Common Stock to be received by the Company Stockholders in the Merger. The Parent and the Company shall each use commercially reasonable efforts to cause information provided to such holders to comply with applicable federal and state securities laws requirements. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the information to be sent to the holders of Company Shares. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The information sent shall contain the recommendation of the Board of Directors of the Company that the holders of Company Shares approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and reasonable to the such holders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the information sent to such holders any information with respect to the Parent or its affiliates or associates, the form and content of which information shall have been reasonably objected to by the Parent prior to such inclusion.

SECTION 6.02.  Fees and Expenses. The Company shall pay all legal expenses (other than those legal expenses which are manifestly unreasonable), including those incurred by Haynes and Boone, LLP, incurred in connection with the Transactions and the issuance of the Convertible Promissory Notes, including the preparation and filing of the Information Statement to be filed with the SEC prior to the Closing, whether or not the Closing occurs.  In addition, at the Closing, the Company shall pay to the RENN Funds an amount equal to $15,000 to cover the RENN Funds’ costs of performing due diligence.  Except as set forth in this Section 6.02, all fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.  This covenant shall survive the termination of this Agreement.

SECTION 6.03.     Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 6.04.     Filing of Form 8-K Regarding Agreement.  The Parent shall file, no later than four (4) business days after the date hereof, a current report on Form 8-K and attach as exhibits all relevant agreements disclosing the Parent’s entry into this Agreement.

SECTION 6.05.     Filing of Form 8-K After Closing. The Parent shall file, no later than four (4) business days after the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company.

SECTION 6.06.     Parent Audit.  If the Closing does not occur on or prior to September 30, 2011, then the Company and Advanced Microsensors Corporation shall be required to pay all fees and expenses incurred by the Parent in connection with the Parent’s audit for its fiscal year ended September 30, 2011.  This covenant shall survive the termination of this Agreement.

SECTION 6.07.     Audited Financial Statements.  Each of the Company and AMS shall use its best efforts to complete the audit of its financial statements for the fiscal year ended December 31, 2010 and April 3, 2011, respectively, by June 30, 2011.

SECTION 6.08.     Listing.  The Parent shall use commercially reasonable efforts to list its common stock on any one of the following as soon as practical following the Closing Date: the NYSE Amex Equities, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange.

SECTION 6.09.    Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

SECTION 6.10.  Preservation of Business. From the date of this Agreement until the Closing Date, the Company and the Parent shall operate only in the ordinary and usual course of business consistent with their respective past practices (provided, however, that neither the Parent nor the Company shall issue any securities without the prior written consent of the other except as to the Transactions), and shall use reasonable commercial efforts to (a) preserve intact their respective business organizations, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses, and (c) not permit any action or omission that would cause any of their respective representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

SECTION 6.11.  No Shop.  During the term of this Agreement, the Company shall not, and shall not permit AMS or any affiliates, directors, officers, employees, representatives or agents of the Company or AMS to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or AMS or any capital stock or other ownership interests of the Company or AMS other than the transactions contemplated by this Agreement, or (ii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

SECTION 6.12.  Preparation of Super 8-K.  The Parent agrees to reasonably cooperate with the Company in the Company’s obligation to prepare the current report on Form 8-K that is required to be filed with the SEC no later than four (4) business days following the Closing containing the requisite audited consolidated financial statements of the Company and AMS and the requisite Form 10 disclosure regarding the Company and AMS.

ARTICLE VII

Indemnification

SECTION 7.01.  Indemnification by the Company Stockholders.  Each Indemnifying Stockholder who surrenders his, her or its Certificate(s), which immediately prior to the Effective Time represented Company Shares, and accepts the Initial Shares pursuant to this Agreement upon conversion of the Company Shares formerly represented by such Certificate(s) pursuant to Section 1.03 shall be deemed to have agreed, and hereby agrees, to indemnify the Parent in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, diminutions in value, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Damages”) incurred or suffered by the Surviving Corporation or the Parent or any affiliate thereof resulting from, relating to or constituting:

(a)     any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement;

(b)     any breach or failure to perform any covenant or agreement of the Parent contained in this Agreement;

(c)     any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Liens;

(d)     any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon:  (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive Merger Shares), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the certificate of incorporation or bylaws of the Company; or (iv) any claim that his, her or its shares were wrongfully issued or repurchased by the Company;

(e) any amount paid by Parent, the Company or the Surviving Corporation to any Company Stockholder with respect to Dissenting Shares pursuant to the DGCL, and all interest, costs, expenses and fees incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all dissenters’ rights under the DGCL (including, without limitation, all attorneys’ fees and expenses); or

(f)     any breach of federal or state securities laws in connection with the issuance of the Company Shares and the Merger Shares to the Company Stockholders, other than actions related to the Parent prior to the Merger.

SECTION 7.02.  Time Limitations.  The Indemnifying Stockholders will have no liability for any claim for indemnification under this Agreement unless on or before 18 months from the Closing Date the Parent (the “Indemnified Party”) notifies the Indemnifying Stockholders of such claim.

SECTION 7.03.      Notice of Claim.  Upon obtaining knowledge of facts giving rise to a claim for indemnity, the Indemnified Party shall promptly notify the Indemnifying Stockholders in writing of the facts giving rise to such claim, including copies of all available material written evidence thereof. Such notice shall contain a brief description of the nature and estimated amount of any claim for indemnification.

SECTION 7.04.  Defense of Third Party Claims.  With respect to any claim or demand set forth in a notice of claim relating to a Third Party Claim (as defined below), the Indemnifying Stockholders may, at their sole discretion, elect to participate in, and, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such the Indemnifying Stockholders’ own expense and by such Indemnifying Stockholders’ own counsel, and the Indemnified Party (a) will cooperate in good faith in such defense, (b) will have the right (at such Indemnified Party’s own expense) to participate in the defense of any such Third Party Claim, and (c) will not, without the prior written consent of the Indemnifying Stockholders, enter into any settlement of such Third Party Claim which would lead to liability or create any financial or other obligation (including but not limited to any indemnification obligation under this Agreement) on the part of the Indemnifying Stockholders, or which provides for injunctive or other non-monetary relief applicable to the Indemnifying Stockholders.  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Stockholders desire to accept and agree to such offer, the Indemnifying Stockholders will give written notice to the Indemnified Party to that effect.  If the Indemnified Party fails to consent and agree to such firm offer within ten days after its receipt of such notice, then the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Stockholders as to such Third Party Claim will not exceed the amount of such settlement offer.  The Indemnified Party will provide the Indemnifying Stockholders with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Stockholders’ defense of any Third Party Claim that is the subject of a claim for indemnification by an Indemnified Party hereunder.  For purposes of this Agreement, a “Third Party Claim” means any claim, demand, action, suit, or proceeding made or brought by any person or entity who or which is not a party to this Agreement or who or which is not an affiliate of any party to this Agreement.

SECTION 7.05.  Right of Set Off; Administration of Holdback Shares.

(a)  The Indemnified Party shall offset against the Holdback Shares the amount of any Damages against which the Indemnified Party is entitled to be indemnified pursuant to Section 7.01.  If the Closing occurs, then offsetting against the Holdback Shares shall be the exclusive remedy (but not for the purposes of Section 7.05(c)).

(b)  Within ten (10) calendar days after the 18-month anniversary of the Closing Date (the “Holdback Payment Date”), the Surviving Corporation shall issue that number of Holdback Shares to the Company Stockholders (if positive) equal to (x) $1,325,011 minus (y) an amount equal to the sum of (I) any and all dollar-for-dollar offsets and reductions to the Holdback Shares pursuant to this Article VII as of the Holdback Payment Date and (II) the amount of any and all pending and unresolved indemnification claims pursuant to Section 7.01 as of the Holdback Payment Date, divided by (z) $1.90.  The portion, if any, of the Holdback Shares otherwise payable on the Holdback Payment Date that is reserved for pending indemnification claims pursuant to clause (II) of the preceding sentence is referred to as the “Deferred Holdback.” In the event that, after resolution of all such pending indemnification claims, the amount of the Deferred Holdback exceeds the amount by which the Indemnified Party is entitled to offset and reduce the Holdback Shares on a dollar-for-dollar basis pursuant to such pending indemnification claims, Parent shall promptly issue to the Company Stockholders, an amount of Holdback Shares equal to the amount by which the Deferred Holdback exceeds the amount by which Buyer was entitled to offset and reduce the Holdback Shares on a dollar-for-dollar basis pursuant to such pending indemnification claims.

(c)      Notwithstanding anything else in this Article VII, all Damages arising out of or resulting from any claims based on Section 7.01(e) shall be satisfied by the Indemnifying Shareholders (in whatever proportions as such Indemnifying Shareholders may determine) and shall not be satisfied by Holdback Shares.  This indemnification obligation shall survive so long as any Company Stockholder has the right to dissent in connection with the Transactions pursuant to the DGCL.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below (or at such other address for a Party as shall be specified by like notice):

If to the Parent or Acquisition Subsidiary, to:
CMSF Corp.
980 Enchanted Way
Suite 201
Simi Valley, California 93065
Attention: Stephen Crosson

With a copy to:

David H. Oden, Esq.
2505 North Plano Road,
Suite 4000
Richardson, Texas 75082
Facsimile: (972) 692-9029

If to the Company:

Plures Technologies, Inc.
4070 West Lake Road
Canandaigua, New York 14424
Attention: Glenn J. Fricano
Facsimile: (605) 477-3000

with a copy to:

Ruskin, Moscou, Faltischek, P.C.
East Tower, 15th Floor
1425 RXR Plaza
Uniondale, New York 11556
Attention: Stuart M. Sieger
Facsimile: (516) 663-6746

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

SECTION 8.02.  Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, the Parent and the RENN Funds. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 8.03.  Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the RENN Funds, the Parent and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 8.04.  Termination.  This Agreement may be terminated: (a) by the mutual consent of the Company and the Parent, (b) by any Party if such Party is not in default hereunder in the event that the Closing fails to occur prior to November 23, 2011, (c) by the Company if there has been a material breach of any representation, warranty, covenant or agreement made by the Parent in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein), upon written notice to the Parent at any time in its discretion or (d) by the Parent if there has been a material breach of any representation, warranty, covenant or agreement made by the Company in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein), upon written notice to the Company at any time in its discretion.

SECTION 8.05.      Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 8.06.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 8.07.     Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 8.08.  Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Parent Disclosure Letter, the Accredited Investor Representation Statements and the Investors’ Rights Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 8.09.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the federal or state courts sitting in Dallas County, Texas, and the Parties hereby waive any and all rights to trial by jury.

SECTION 8.10.  Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first above written.

The Parent:

CMSF CORP.

By: /s/ Stephen Crosson
Name: Stephen Crosson
Title:   President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first above written.

The Acquisition Subsidiary:

PLURES ACQUISITION CORP.

By: /s/ Eric Stephens
Name: Eric Stephens
Title:   President

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first above written.

The Company:

PLURES TECHNOLOGIES, INC.

By: /s/ Glenn Fricano
Name: Glenn Fricano
Title:   President

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first above written.

      RENN UNIVERSAL GROWTH INVESTMENT TRUST PLC

      By:  RENN Capital Group, Inc.
      Its:  Investment Manager

      By: /s/ Russell Cleveland
  Russell Cleveland
  President

      RENN GLOBAL ENTREPRENEURS FUND, INC.

       By: /s/ Russell Cleveland
   Russell Cleveland
   President

SCHEDULE 4.02(b)(iv)

Directors of the Parent Upon Closing

Z. Eric Stephens
Glenn Fricano
David R. Smith
Stuart Sieger
Alan Fein
Joshua Gottlieb

Schedule 4.02(b)(v)

Officers of the Parent Upon Closing

Name	Title
David R. Smith	Chief Executive Office and Chairman
Glenn Fricano	Chief Operating Officer and President
Stuart Sieger	Vice President and Secretary

SCHEDULE 5.01(h)

Capitalization of the Company and Parent At and After the Closing

Shares After Reverse Stock Split

Plures Stockholders	4,649,160	72.5%
Promissory note Conversion	1,282,527	20.0%
Current CMSF Stockholders	480,948	7.5%
Total	6,412,634	100.0%

The only outstanding shares of the Company’s, or the Surviving Corporation’s, common stock as of the Effective Time shall be 1,000 shares of common stock owned by the Parent.

EXHIBIT A

Form of Investors’ Rights Agreement

EXHIBIT B

Form of Amended and Restated Certificate of Incorporation of the Parent

EXHIBIT C

Form of Accredited Investor Representation Statement